                                                               EXHIBIT 28(d)(25)

                             SUB-ADVISORY AGREEMENT

         This Sub-Advisory Agreement ("Agreement") executed as of October 1, 2009, is between LINCOLN INVESTMENT ADVISORS CORPORATION, a Tennessee corporation (the "Adviser"), and Metropolitan West Capital Management, LLC, a California limited liability company and a subsidiary of Wells Fargo and Company (the "Sub-Adviser").

         WHEREAS, Lincoln Variable Insurance Products Trust (the "Trust"), on behalf of the LVIP FI Equity-Income Fund (the "Fund"), has entered into an Investment Management Agreement, dated April 30, 2007, with the Adviser, pursuant to which the Adviser has agreed to provide certain investment management services to the Fund; and

         WHEREAS, the Adviser desires to appoint Sub-Adviser as investment sub-adviser to provide the investment advisory services to the Fund specified herein, and Sub-Adviser is willing to serve the Fund in such capacity.

         NOW, THEREFORE, in consideration of the mutual covenants herein contained, and each of the parties hereto intending to be legally bound, it is agreed as follows:

1.       SERVICES TO BE RENDERED BY SUB-ADVISER TO THE FUND.

         (a) Subject to the direction and control of the Board of Trustees (the "Trustees") of the Trust, the Sub-Adviser, at its expense, will furnish continuously an investment program for the Fund which shall at all times meet the diversification requirements of Section 817(h) of the Internal Revenue Code of 1986 (the "Code"). In the event Section 817(h) of the Code is amended, the Adviser shall notify the Sub-Adviser of such event, and the Sub-Adviser shall cause the investment program for the Fund to comply with such amendment(s). The Sub-Adviser will make investment decisions on behalf of the Fund and place all orders for the purchase and sale of portfolio securities. The Sub-Adviser will be an independent contractor and will not have authority to act for or represent the Trust or Adviser in any way or otherwise be deemed an agent of the Trust or Adviser except as expressly authorized in this Agreement or another writing by the Trust, Adviser and the Sub-Adviser.

         (b) The Sub-Adviser, at its expense, will furnish (i) all necessary investment and management facilities, including salaries of personnel, required for it to execute its duties faithfully and (ii) administrative facilities, including bookkeeping, clerical personnel and equipment necessary for the efficient conduct of the investment affairs of the Fund (excluding determination of net asset value per share, portfolio accounting and shareholder accounting services). The Sub-Adviser shall be responsible for commercially reasonable expenses relating to the printing and mailing of required supplements to the Fund's registration statement, provided that such supplements relate solely to a change in control of the Sub-Adviser or any change in the portfolio manager or managers assigned by the Sub-Adviser to manage the Fund.

         (c) The Sub-Adviser shall vote proxies relating to the Fund's investment securities in the manner in which the Sub-Adviser believes to be in the best interests of the Fund, and shall review its proxy voting activities on a periodic basis with the Trustees. The Trust or Adviser may withdraw the authority granted to the Sub-Adviser pursuant to this Section at any time upon written notice.

         (d) The Sub-Adviser will select brokers and dealers to effect all portfolio transactions subject to the conditions set forth herein (except to the extent such transactions are effected in accordance with such policies or procedures as may be established by the Board of Trustees and to the extent permitted by the Sub-Adviser's internal guidelines or policies regarding directed brokerage). In the selection of brokers, dealers or futures commission merchants and the placing of orders for the purchase and sale of portfolio investments for the Fund, the Sub-Adviser shall use its best efforts to obtain for the Fund the most favorable price and execution available, except to the extent it may be permitted to pay higher brokerage commissions for brokerage and research services as described below. The Adviser reserves the right to direct the Sub-Adviser upon written notice not to execute transactions through any particular broker(s) or dealer(s), and the Sub-Adviser agrees to comply with such request within ten business days of receiving written notice. In using its best efforts to obtain for the Fund the most favorable price and execution available, the Sub-Adviser, bearing in mind the Fund's best interests at all times, shall consider all factors it deems relevant, including by way of illustration: price; the size of the transaction; the nature of the market for the security; the amount of the commission; the timing of the transaction taking into account market prices and trends; the reputation, experience and financial stability of the broker, dealer, or futures commission merchant involved; and the quality of service rendered by the broker, dealer or futures commission merchant in other transactions. Subject to such policies as the Trustees may determine, the Sub-Adviser shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of its having caused the Fund to pay a broker, dealer or futures commission merchant that provides brokerage and research services to the Sub-Adviser an amount of commission for effecting a portfolio investment transaction in excess of the amount of commission another broker, dealer or futures commission merchant would have charged for effecting that transaction, if the Sub-Adviser determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such broker, dealer or futures commission merchant, viewed in terms of either that particular transaction or the Sub-Adviser's over-all responsibilities with respect to the Fund and to other clients of the Sub-Adviser as to which the Sub-Adviser exercises investment discretion. The Sub-Adviser shall maintain records adequate to demonstrate compliance with this section.

         On occasions when the Sub-Adviser deems the purchase or sale of a security to be in the best interest of the Fund as well as other clients of the Sub-Adviser, the Sub-Adviser to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities to be purchased or sold to attempt to obtain a more favorable price or lower brokerage commissions and efficient execution. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Sub-Adviser in compliance with Section 17(d) of the Investment Company Act of 1940 and the rules established thereunder, Section 206 of the Investment Advisers Act of 1940 and any rules established thereunder, and pursuant to policies adopted by the Sub-Adviser and approved by the Board of Trustees of the Fund.

         (e) The Sub-Adviser will provide advice and assistance to the Investment Adviser as to the determination of the fair value of certain investments where market quotations are not readily available for purposes of calculating net asset value of the Fund in accordance with valuation procedures and methods established by the Trustees.

         (f) The Sub-Adviser shall furnish the Adviser and the Board of Trustees with such information and reports regarding the Fund's investments as the Adviser deems appropriate or as the Board of Trustees shall reasonably request. The Sub-Adviser shall make its officers and employees available from time to time, including attendance at Board of Trustees Meetings, at such reasonable times as the parties may agree to review investment policies of the Fund, and to consult with the Adviser or the Board of Trustees regarding the investment affairs of the Fund.

         (g) The Sub-Adviser shall not consult with any other sub-adviser to the Fund or a sub-adviser to a portfolio that is under common control with the Fund concerning the assets of the Fund, except as permitted by the policies and procedures of the Fund.

         (h) In the performance of its duties, the Sub-Adviser shall be subject to, and shall perform in accordance with, the following: (i) provisions of the organizational documents of the Trust that are applicable to the Fund; (ii) the investment objectives, policies and restrictions of the Fund as stated in the Fund's currently effective Prospectus and Statement of Additional Information ("SAI"), as amended from time to time; (iii) the Investment Company Act of 1940 (the "1940 Act") and the Investment Advisers Act of 1940 (the "Advisers Act");
(iv) any written instructions and directions of the Trustees, the Adviser or Fund management; and (v) its general fiduciary responsibility to the Fund.

         (i) The Sub-Adviser shall assist the Fund in the preparation of its registration statement, prospectus, shareholder reports, marketing materials and other regulatory filings, or any amendment or supplement thereto (collectively, "Regulatory Filings") and shall provide the Fund with disclosure for use in the Fund's Regulatory Filings, including, without limitation, any requested disclosure related to the Sub-Adviser's investment management personnel, portfolio manager compensation, Codes of Ethics, firm description, investment management strategies and techniques, and proxy voting policies.

         (j) The Sub-Adviser shall furnish the Adviser, the Board of Trustees and/or the Chief Compliance Officer of the Trust and/or the Adviser with such information, certifications and reports as such persons may reasonably deem appropriate or may request from the Sub-Adviser regarding the Sub-Adviser's compliance with Rule 206(4)-7 of the Advisers Act and the Federal Securities Laws, as defined in Rule 38a-1 under the 1940 Act. Such information, certifications and reports shall include, without limitation, those regarding the Sub-Adviser's compliance with the Sarbanes-Oxley Act of 2002, Title V of the Gramm-Leach-Bliley Act, the Code of Ethics of the Sub-Adviser and the Trust and certifications as to the validity of certain information included in the Fund's Regulatory Filings. The Sub-Adviser shall make its officers and employees (including its Chief Compliance

Officer) available to the Adviser and/or the Chief Compliance Officer of the Trust and/or the Adviser from time to time to examine and review the Sub-Adviser's compliance program and its adherence thereto.

2.       OTHER AGREEMENTS.

         The investment management services provided by the Sub-Adviser under this Agreement are not to be deemed exclusive, and the Sub-Adviser shall be free to render similar or different services to others so long as its ability to render the services provided for in this Agreement shall not be impaired thereby.

3.       COMPENSATION TO BE PAID BY THE ADVISER TO THE SUB-ADVISER.

         (a) As compensation for the services to be rendered by the Sub-Adviser under the provisions of this Agreement, the Adviser will pay to the Sub-Adviser a fee each month based on the average daily net assets of the Fund during the month. Solely for the purpose of determining the promptness of payments, payments shall be considered made upon mailing or wiring pursuant to wiring instructions provided by the Sub-Adviser. Such fee shall be calculated in accordance with the fee schedule applicable to the Fund as set forth in Schedule A attached hereto.

         (b) The fee shall be paid by the Adviser, and not by the Fund, and without regard to any reduction in the fees paid by the Fund to the Adviser under its management contract as a result of any statutory or regulatory limitation on investment company expenses or voluntary fee reduction assumed by the Adviser. Such fee to the Sub-Adviser shall be payable for each month within 10 business days after the end of such month. If the Sub-Adviser shall serve for less than the whole of a month, the foregoing compensation shall be prorated.

4.       AUTOMATIC TERMINATION.

         This Agreement shall automatically terminate, without the payment of any penalty, in the event of its assignment or in the event that the investment advisory contract between the Adviser and the Fund shall have terminated for any reason.

5.       EFFECTIVE PERIOD; TERMINATION AND AMENDMENT OF THIS AGREEMENT.

         (a) This Agreement shall become effective as of the date first written above and shall remain in full force and effect continuously thereafter (unless terminated automatically as set forth in Section 4) until terminated as set forth below. This Agreement shall automatically terminate in the event of its assignment or in the event of termination of the Investment Management Agreement.

         (b) This Agreement shall continue in effect for a period of more than two years from the date hereof only so long as continuance is specifically approved at least annually by the Board of Trustees or by the vote of a majority of the outstanding voting securities of the Fund as required by the 1940 Act; provided, however, that this Agreement may be terminated at any time without the payment of any penalty:

               (i) by the Board of Trustees of the Trust or by the vote of a majority of the outstanding voting securities of the Fund;

               (ii) by the Adviser on 60 days' written notice to the Sub-Adviser; or

               (iii) by the Sub-Adviser on 60 days' written notice to the Adviser.

         (c) Except to the extent permitted by the Investment Company Act of 1940 or the rules or regulations thereunder or pursuant to any exemptive relief granted by the Securities and Exchange Commission ("SEC"), this Agreement may be amended by the parties only if such amendment, if material, is specifically approved by the vote of a majority of the outstanding voting securities of the Fund (unless such approval is not required by Section 15 of the Investment Company Act of 1940 as interpreted by the SEC or its staff) and by the vote of a majority of the Independent Trustees.

6.       CERTAIN INFORMATION.

         The Sub-Adviser shall promptly notify the Adviser in writing of the occurrence of any of the following events: (a) the Sub-Adviser shall fail to be registered as an investment adviser under the Advisers Act and under the laws of any jurisdiction in which the Sub-Adviser is required to be registered as an investment adviser in order to perform its obligations under this Agreement, (b) the Sub-Adviser has a reasonable basis for believing that the Fund has ceased to qualify or might not qualify as a regulated investment company under Subchapter M of the Code (c) the Sub-Adviser shall have been served or otherwise have notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board or body, involving the affairs of the Fund, and (d) the principal officers of the Sub-Adviser or any portfolio manager of the Fund shall have changed.

7.       NONLIABILITY OF SUB-ADVISER.

         (a) Except as may otherwise be provided by the Investment Company Act of 1940 or the Investment Advisers Act of 1940, in the absence of willful misfeasance, bad faith or gross negligence on the part of the Sub-Adviser, or reckless disregard of its obligations and duties hereunder, neither the Sub-Adviser nor its officers, directors, employees or agents shall be subject to any liability to the Fund or to any shareholder of the Fund, for any act or omission in the course of, or connected with, rendering services hereunder.

         (b) Failure by the Sub-Adviser to assure that the investment program for the Fund meets the diversification requirements of Section 817(h) of the Code, as required by Section 1 of this Agreement, shall constitute gross negligence per se under sub-paragraph 7(a) above.

         (c) Failure by the Sub-Adviser to assure that any disclosure provided by the Sub-Adviser for inclusion in the Fund's Regulatory filings does not (i) contain any untrue statement of a material fact or (ii) omit to state a material fact required to be stated necessary to make such disclosure not misleading, shall constitute gross negligence per se under sub-paragraph 7(a) above.

8.       INDEMNIFICATION.

         The Sub-Adviser agrees to indemnify the Adviser and the Funds for, and hold them harmless against, any and all losses, claims, damages, liabilities (including amounts paid in settlement with the written consent of the Sub-Adviser) or litigation (including reasonable legal and other expenses) to which the Adviser or the Funds may become subject as a result of:

         (a) any failure by the Sub-Adviser, whether unintentional or in good faith or otherwise, to adequately diversify the investment program of the Fund pursuant to the requirements of Section 817(h) of the Code, and the regulations issued thereunder; or

         (b) any untrue statement of a material fact contained in disclosure provided by the Sub-Adviser for inclusion in the Fund's Regulatory Filings or any omission of a material fact required to be stated necessary to make such disclosure not misleading;

provided that the Sub-Adviser shall have been given written notice concerning any matter for which indemnification is claimed under this Section.

9.       RECORDS; RIGHT TO AUDIT.

         (a) The Sub-Adviser agrees to maintain in the form and for the period required by Rule 31a-2 under the 1940 Act, all records relating to the Fund's investments made by the Sub-Adviser that are required to be maintained by the Fund pursuant to the requirements of Rule 31a-1 under the 1940 Act. The Sub-Adviser agrees that all records that it maintains on behalf of the Fund are the property of the Fund, and the Sub-Adviser will surrender promptly to the Fund any such records upon the Fund's request; provided, however, that the Sub-Adviser may retain a copy of such records. The Sub-Adviser will use records or information obtained under this Agreement only for the purposes contemplated hereby, and will not disclose such records or information in any manner other than expressly authorized by the Fund, or if disclosure is expressly required by applicable federal or state regulatory authorities or by this Agreement. In addition, for the duration of this Agreement, the Sub-Adviser shall preserve for the periods prescribed by Rule 31a-2 under the 1940 Act any such records as are required to be maintained by it pursuant to this Agreement and shall transfer all such records to any entity designated by the Adviser upon the termination of this Agreement.

         (b) The Sub-Adviser agrees that all accounts, books and other records maintained and preserved by it as required hereby will be subject at any time, and from time to time, to such reasonable periodic, special and other examinations by the SEC, the Fund's auditors, any representative of the Fund, the Adviser, or any governmental agency or other instrumentality having regulatory authority over the Fund.

10.      CONFIDENTIAL INFORMATION

         (a) The Sub-Adviser will use records or information obtained under this Agreement only for the purposes contemplated hereby, and will not disclose such records or information in any manner other than expressly authorized by the Fund, or if disclosure is expressly required by applicable federal or state regulatory authorities or by this Agreement.

         (b) Notwithstanding the foregoing, the Sub-Adviser shall not disclose to any third party the "non-public portfolio holdings" of the Fund, unless (1) there is a legitimate business purpose for such disclosure, and (2) such third party agrees in writing with Sub-Adviser to keep such information confidential and to not trade based upon such information. "Non-public portfolio holdings" means holdings which have not first been made public by making a filing with the Securities and Exchange Commission which is required to include portfolio holdings information.

11.      MARKETING MATERIALS.

         (a) Sub-Adviser authorized Adviser and the Fund to use, during the term of this Agreement, the name "Wells Fargo" in the name of the Fund. Upon termination of this Agreement for any reason, the Adviser shall cease, and the Adviser shall use its best efforts to cause the Fund to cease, all use of the "Wells Fargo" name as soon as reasonably practicable.

         (b) The Fund shall furnish to the Sub-Adviser, prior to its use, each piece of advertising, supplemental sales literature or other promotional material in which the Sub-Adviser or any of its affiliates is named. No such material shall be used except with prior written permission of the Sub-Adviser or its delegate. The Sub-Adviser agrees to respond to any request for approval on a prompt and timely basis. Failure by the Sub-Adviser to respond within ten
(10) calendar days to the Fund shall relieve the Fund of the obligation to obtain the prior written permission of the Sub-Adviser.

         (c) The Sub-Adviser shall furnish to the Fund, prior to its use, each piece of advertising, supplemental sales literature or other promotional material in which the Fund, the Adviser or any of the Adviser's affiliates is named. No such material shall be used except with prior written permission of the Fund or its delegate. The Fund agrees to respond to any request for approval on a prompt and timely basis. Failure by the Fund to respond within ten (10) calendar days to the Sub-Adviser shall relieve the Sub-Adviser of the obligation to obtain the prior written permission of the Fund.

12.      GOVERNING LAW.

         This Agreement shall be construed and interpreted in accordance with the laws of the State of Delaware without regard to conflict of law principles, and the applicable provisions of the Investment Company Act of 1940 or other federal laws and regulations which may be applicable. To the extent that the applicable law of the State of Delaware or any of the provisions herein, conflict with the applicable provisions of the Investment Company Act of 1940 or other federal laws and regulations which may be applicable, the latter shall control.

13.      SEVERABILITY/INTERPRETATION.

         If any provision of this Agreement is held invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors. Where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is altered by a rule, regulation or order of the SEC, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

14.      NOTICES

         Any notice that is required to be given by the parties to each other under the terms of this Agreement shall be given in writing, delivered, or mailed to the other party, or transmitted by facsimile to the parties at the following addresses or facsimile numbers, which may from time to time be changed by the parties by notice to the other party:

         (a)  If to the Sub-Adviser:

         Metropolitan West Capital Management, LLC
         610 Newport Center Drive, Suite 1000
         Newport Beach, CA  92660
         Attn:  Steve Borowski
         Facsimile: (949) 718-1359

         (b)  If to the Adviser:

         Lincoln Investment Advisors Corporation
         1300 South Clinton Street
         Fort Wayne, IN  46802
         Attn: Legal Counsel
         Facsimile: (260) 455-5135

15.      CERTAIN DEFINITIONS.

         For the purposes of this Agreement, the terms "vote of a majority of the outstanding voting securities," "interested persons," and "assignment" shall have the meaning defined in the 1940 Act, and subject to such orders or no-action letters as may be granted by the SEC and/or its staff.

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         IN WITNESS WHEREOF, the parties have caused this instrument to be signed by their duly authorized representatives, all as of the day and year first above written.

                                         LINCOLN INVESTMENT ADVISORS
                                         CORPORATION


                                         /s/ Kevin J. Adamson
                                         ---------------------------------------
                                         Name:  Kevin J. Adamson
                                         Title: Second Vice President


                                         METROPOLITAN WEST CAPITAL
                                         MANAGEMENT, LLC


                                         /s/ Steve Borowski
                                         ---------------------------------------
                                         Name:  Steve Borowski
                                         Title: Managing Partner

Accepted and agreed to
as of the day and year
first above written:


LINCOLN VARIABLE INSURANCE PRODUCTS TRUST, on behalf of the LVIP Wells Fargo Intrinsic Value Fund


/s/ William P. Flory Jr.
-----------------------------------------
Name:  William P. Flory, Jr.
Title: Second Vice President and
       Chief Accounting Officer